Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and effective this date of December 26, 2018, by and between TRACK GROUP, INC., a Delaware corporation and its subsidiaries (collectively “Company”) and Arthur Jacob Gigler, an individual resident of the State of Colorado (“Employee”).

NOW, THEREFORE, the parties hereto agree as follows:

1.           Employment. Company here by agrees to employ Employee as its Vice President of Marketing and Product Management, Employee hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall be definitive. Employee’s duties shall be performed remotely. The parties acknowledge that Employee will be required to travel in connection with the performance of his duties.

2.           Duties of Employee. During the Employment Term as defined in Paragraph 5, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time during normal working hours to the Company. Employee will report to the Chief Executive Officer of the Company. Employee shall be responsible for duties typical of the office held by the Employee including but not limited to, sales and customer relations for the Company’s products and services. Furthermore, Employee shall perform such other duties and projects as may be assigned by the Chief Executive Officer of the Company that are consistent with his position.

3.           Compensation. Employee shall be paid compensation during the Employment Term as follows:

A.           A base salary of $160,000.00 per calendar year, payable in installments according to the Company’s regular payroll schedule.

B.           Employee shall continue as a full participant in any Employee Bonus Plan instituted by the Company (“the Plan”). Such Plan shall allow the Employee to earn: (i) a variable cash bonus based on individual and Company performance achieving specific Company milestones. In addition, Employee shall be entitled reimbursement of up to $115.00 per month for cell phone and internet usage charges (supported by receipts); Employee shall submit for such reimbursement on official Company expense reports with supporting documentation.

4.           Benefits.

A.           Holidays and Personal Time. Employee shall be entitled to paid holidays and personal time off in accordance with the Company’s holiday and personal time off policies but not less than fifteen (15) days of each calendar year during the Employment Term, (as prorated for partial years) with the time and duration of any specific personal time off mutually and reasonably agreed to by the parties hereto.

B.           Medical, Dental and Group Life Insurance. Company agrees to include Employee (and if desired Employee’s family) in the group medical, dental and hospital plan of the company and provide group life insurance for Employee. These practices and procedures are subject to change up on mutual agreement. Employee will be subject to all applicable fees and rules of such plans.

Employment Agreement

C.           Expense Reimbursement. Employee shall be entitled to reimbursement for all reasonable expenses, including travel, temporary housing, and entertainment, incurred by Employee in the performance of Employee’s duties, including pre-employment travel expenses relating to interviewing that have been submitted to the Company. Employee will maintain records and written receipts and shall follow all Company policies and procedures for reimbursement of expenses.

5.           Term, Termination and Severance.

A.   Employment Term of Agreement. The employment Term of this Agreement shall commence on January 21, 2019 and shall continue in effect until terminated by one of the parties pursuant to the terms of this Section 5.

B.        Termination and Severance:

(I)        Definitions:

(i)              Cause. For the purposes of this Agreement, “Cause” shall mean (a) Employee’s continued violations of Employee’s obligations which are demonstrably willful or deliberate on Employee’s part after there has been delivered to Employee a written demand for performance from the Company which describes the basis for the Company’s belief that Employee has not substantially performed his/her duties, (b) Employee’s engagement in willful misconduct which is injurious to the Company or its subsidiaries, (c) Employee’s commission of a felony, an act of fraud against or the misappropriation of property belonging to the Company or its subsidiaries, (d) Employee’s breaching in any material respect, the terms of any confidentiality or proprietary information agreement between Employee and the Company, or Employee’s commission of a material violation of the Company’s standards of employee conduct.

(ii)             Involuntary Termination Other than for Cause. “ Involuntary Termination Other than for Cause” shall mean (a) without the Employee’s express written consent, a reduction in Employee’s job title or reporting relationships, (b) without the Employee’s express written consent a substantial reduction in Employee’s duties, authority and responsibilities, as determined immediately prior to such reduction or removal of the Employee from such position and responsibilities, unless the Employee is provided with a comparable position (i.e., a position of equal or greater organization level, title, reporting relationship, duties, authority, compensation and status; (c) without the Employee’s express written consent, a substantial reduction in the Employee’s Base Salary, bonus, or benefits, of greater than ten percent (10%) compared to Employee’s Base Salary, bonus or equity compensation, or benefits, in effect immediately prior to such reduction; (d) any termination of the Employee by the Company without Cause or any purported termination for which the grounds relied upon by the Company are not valid.

Employment Agreement

(II)        If Employee’s employment with the Company terminates as a result of an Involuntary Termination Other than for Cause, in addition to Accrued Obligations as defined below, the Employee shall be entitled to receive the following severance and other benefits.

(i)              COBRA Benefits. “COBRA” as used herein shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. Employee shall receive a lump sum payment in an amount equal to the cost of COBRA continuation for a period of not less than six (6) months.

Accrued Obligations means (i) any base salary earned by not paid through the date of termination; (ii) any compensation deferred by Employee prior to his termination of employment and not paid by the Company (all of which will be paid in accordance with the terms of and at the time provided in the underlying deferral arrangement); (iii) any amounts or benefits owing to Employee under the then applicable benefit plans of the Company; (iv) any bonus compensation earned, but not yet paid; and (v) any amounts owing to Employee for reimbursement of expenses properly incurred by Employee prior to the date of termination and which are reimbursable in accordance with Paragraph 4(c).

6.           Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates voluntarily by Employee or for Cause by the Company, then Employee is not eligible for any benefits under this Agreement (expect as to Accrued Obligations and amounts already earned and/or stock options, warrants and/or restricted stock already vested at that time). If Employee voluntarily terminated his employment with the Company he shall provide written notice to the Company Executive Chief of Operations at least thirty (30) days prior to terminating such employment.

7.           Disability; Death. If Employee’s employment terminates by reason of the Employee’s death, or by reason of Employee’s Disability, then Employee’s estate or heirs shall be entitled to receive the Accrued Obligations and Severance Payment and other benefits set forth in paragraph 5 herein.

8.           Proprietary Information. During the term of this Agreement and thereafter, Employee shall not, without the prior written consent of the Company’s Board of Directors, disclose or use for any purpose (except in the course of his/her employment under this Agreement and in furtherance of the business of the Company or its subsidiaries) any confidential information or proprietary data of the Company. As an express condition of the Employee’s employment with the Company, the Employee agrees to execute the confidentiality agreement attached hereto as Exhibit “C”.

9.           Non-Competition. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor the Company during the six (6) months following the termination of Employee’s employment, would cause substantial and irreparable harm to the Company. Thus, to protect the Company’s goodwill, trade secrets and confidential information, Employee agrees and acknowledges that the Company may require in its sole discretion that Employee will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participation in the financing, operation, management or control of, consulting with, any firm, corporation or business that competes with the Company in the electronic GPS or include but are not limited to, the following entities and their respective subsidiaries: The Geo Group, Inc., Core Civic, Numerex Corp., 3M Company, Corrisoft LLC, Outreach Smartphone Monitoring, LLC, and Securus Technologies. For this purpose, ownership of no more than one-half of one percent (.5%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision. If the Company elects to enforce the Non-Compete defined above then in exchange, the Employee shall receive a cash payment equal to six (6) months of Employee’s Base Annual Salary (at the Employee’s highest Base Salary). The “Non-Compete” Payment shall be payable over six (6) months in accordance with the Company’s regular pay-roll schedule.

Employment Agreement

10.          Right to Advice of Counsel/Compliance with Code Section 409A. The Employee acknowledges that he has consulted with counsel and/or tax advisors and is fully aware of his/her rights and obligations under this Agreement. Notwithstanding any provision in this Agreement to the contrary: (i) the relevant provisions of this Agreement shall be construed in a manner so as to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and regulations and other interpretative guidance issued thereunder, including without limitation and regulations or other guidance that may be issued after the date of this Agreement. To the extent required to carry out such intent:

(a)         The terms used herein will be interpreted to comply with the requirements of Section 409A, including (without limitation) that a termination of employment must constitute a “separation from service,” as such term is defined in Section 409A.

(b)         Neither the Company nor Employee shall have the right to accelerate or defer the delivery of payments except in accordance with Section 409A.

(c)         Employee’s right to receive installment payments will be treated as a right to receive a series of separate and distinct payments.

(d)         With regards to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit., (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

(e)         No payment shall be subject to offset by any other payment unless otherwise permitted by Section 409A.

Employment Agreement

(f)         Notwithstanding any other payment schedule provided herein, if Employee is identified on the date of termination as a “specified employee” within the meaning of Section 409A(a)(2)9(B), then any payment that is considered nonqualified deferred compensation subject to Section 409A, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A)the expiration of the six (6)-month period beginning on the date of Employee’s “separation from service”, and (B) Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to Employee in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A, Employee’s right to receive a series of separate and distinct payments.

11.          Assignment. This agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither for the parties to this Agreement shall, without consent of the other (which consent will not be unreasonably withheld), assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. If the Employee should die while any amounts are still payable to the Employee hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or , if there be no such designee, to the Employee’s estate.

12.          Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or if earlier (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) three (3) days after being mailed be registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Employee:	Arthur Jacob Gigler 5537 S. King St. Littleton, CO 80123

If to the Company:	Attn: Chief Executive Officer Track Group, Inc. 200 E. 5th Ave Suite #100 Naperville, IL. 60563

Or such other addresses or to the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

13.          Notice of Termination by the Company. Any termination by the Company of Employee’s employment with the Company shall be communicated by a notice of termination to Employee at least thirty (30) days prior to the date of such termination. Such notice shall indicate the specific termination provision or provision in this Agreement relied upon (if any), and shall specify the termination date, and shall specify the amounts and type of compensation and benefits to be provided to Employee as a result of the termination.

Employment Agreement

14.          Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

15.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.          Integration. This Agreement, together with any attached exhibits, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any provision of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. In no way limiting the foregoing, the parties acknowledge and agree that the Emerge Agreement is null and void and this Agreement supersedes the Emerge Agreement.

17.          Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

18.          Applicable Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal and substantive laws, and not the choice of law rules, of the State of Illinois. Any controversy or claim arising out of relating to this Agreement which cannot be settled by good faith negotiation between the parties shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Procedures (such rules and procedures being incorporated herein by reference). Such arbitration shall be submitted to a single arbitrator appointed by the AAA. Such arbitrator must be an attorney with a minimum of 10 years of experience in employment matters. The prevailing party in the arbitration shall be entitled to recover its reasonable costs, attorney fees and out of pocket expenses relating to the arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution. Unless otherwise agreed by the parties any arbitration shall be held in the Chicago, Illinois metro area.

19.          Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

Employment Agreement

20.          Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes so long as such withholding is reasonable and consistent with the Company’s normal practices.

IN WITNESS WHEREOF, each of the parties have executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

Track Group, Inc.		Employee

By:
	Derek Cassell	AJ Gigler
CEO

Date:		Date:

Employment Agreement

EXHIBIT “A”

Employee Bonus Formula

Employment Agreement

EXHIBIT “B”

Confidentiality Agreement

Employment Agreement